Exhibit 3.21

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:20 PM 04/23/2007
FILED 01:18 PM 04/23/2007
SRV 070465019 – 2194442 FILE

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF IRVIN AEROSPACE INC.

Irvin Aerospace Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”). DOES HEREBY CERTIFY:

FIRST: That by Unanimous Written Consent in Lieu of Special Meeting, the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Corporation’s Certificate of Incorporation be amended by deleting ARTICLE FIRST thereof and inserting in place thereof a new ARTICLE FIRST to read as follows:

FIRST: The name of the Corporation is Airborne Systems North America of CA Inc.

SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder of the Corporation has given its written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Bradley Pedersen, its President and attested by Patrick Sheridan, its Secretary, this 30 day of March, 2007.

By:
Bradley Pedersen, President

Attest:

By:
Patrick Sheridan, Secretary